UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 23, 2008
TRM CORPORATION
(Exact name of registrant as specified in its charter)

Oregon	0-19657	93-0809419

(State or other jurisdiction	Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)
5208 N.E. 122nd Avenue, Portland, Oregon 97230
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (503) 257-8766
N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
     In connection with its previously reported acquisition of LJR Consulting Corp. d/b/a Access to Money and the financing pursuant to the Securities Purchase Agreement, dated April 18, 2008, by and among the Company, LC Capital Master Fund, Ltd. (the “Purchaser”) and Lampe Conway & Co., LLC (the “Purchase Agreement”), disclosed in the Company’s Current Report on Form 8-K filed on April 23, 2008, five directors have resigned from the Company’s board of directors. The board of directors has appointed two new directors to fill existing vacancies, each as discussed below.
     Kenneth Paull was appointed as a director of the Company on April 23, 2008. Mr. Paull, age 48, has been the Executive Vice President of Bluewave Computing, an information technology outsourcing business, from February 2007 to present. Before joining Bluewave Computing, Mr. Paull served as Senior Vice President-National Account and ATM Divisions at RBS Lynk (formerly Lynk Systems), an electronic payment processor, from January 2001 to January 2006. Mr. Paull will serve on the Company’s audit and compensation committees.
     Thomas S. McNamara was appointed as a director of the Company on April 23, 2008. The appointment was pursuant to a provision in the Purchase Agreement allowing the Purchaser the right to appoint directors to the Company’s board of directors depending on the amount of warrants it holds. The material terms of the Purchase Agreement and the Purchaser’s right to appoint directors are described in the Company’s Current Report on Form 8-K filed on April 23, 2008, which is incorporated herein by this reference.
     Mr. McNamara, age 49, is an attorney and President of the law firm of Indik & McNamara, P.C. from March 2000 to present, of which he is a founding shareholder. From October 2007 to present, Mr. McNamara has also served as President and Chairman of the Board of Directors of Innovative Clinical Solutions, Ltd., a company engaged in implementing plans of liquidation. Mr. McNamara will serve on the Company’s audit and compensation committees.
     Additionally, as previously reported in the Current Report on Form 8-K filed on February 25, 2008, Ethan S. Buyon was appointed as a director on February 22, 2008. On April 23, 2008, Mr. Buyon was appointed to serve on the Company’s audit and compensation committees.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRM CORPORATION

	By:	/s/ Richard B. Stern

	Name:	Richard B. Stern
Date: April 25, 2008	Title:	President & Chief Executive Officer

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